PRESS RELEASE

Blue Bird Announces Ratification of Collective Bargaining Agreement by United Steelworkers
Company Strengthens Position as Employer of Choice

MACON, Ga. (May 24, 2024) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today that a collective bargaining agreement (CBA) has been reached with the United Steelworkers (USW) union. Eligible members of the USW voted overwhelmingly in favor of the three-year agreement. The CBA covers more than 1,500 production workers at Blue Bird’s Fort Valley, Ga., facility.

The collective bargaining agreement provides the framework for well-paying jobs and competitive benefits along with attractive career development and skill-building opportunities. It will assist the company to attract, retain and motivate top talent, and will strengthen Blue Bird’s position as an employer of choice.

“I am pleased with the ratification of our first collective bargaining agreement following a very collaborative and professional process with the USW,” said Phil Horlock, CEO of Blue Bird Corporation. “We reached an agreement which provides positive outcomes for all parties involved and will continue to drive our One Team, high-performance culture. We are confident that the agreement will further bolster Blue Bird’s position as an employer of choice in the region. We remain committed to serving our customers in North America with distinction and delivering on our growth plans. In addition, we are looking forward to a strong partnership with our USW team members.”

Blue Bird is the only U.S.-owned and operated school bus manufacturer in the United States. The company is the number one builder of electric school buses in North America with more than 1,500 zero-emission school buses in operation today. The shift to clean student transportation helps Blue Bird sustain approx. 2,000 good-paying U.S. jobs.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

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TSN Communications
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